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                                                                     EXHIBIT 4.5

                             THE LOEWEN GROUP INC.

                      EMPLOYEE STOCK OPTION PLAN (CANADA)
      (RESTATED AND AMENDED AS AT APRIL 7, 1994 AND FURTHER AMENDED AS AT APRIL 7, 1995, SEPTEMBER 19, 1995, APRIL 2, 1996, NOVEMBER 20, 1996,
               APRIL 2, 1997, APRIL 8, 1997 AND AUGUST 15, 1997)


                              Section 1 - General
                              -------------------

(a) The purpose of the Employee Stock Option Plan (Canada) (the "Plan") is to promote the interests of The Loewen Group Inc. (the "Company") by:

          (i) furnishing Eligible Employees (as defined below) with greater incentive to develop and promote the business and financial success of the Company; and

          (ii) further associate the interests of Eligible Employees with those of the shareholders of the Company by encouraging such employees to acquire share ownership in the Company.

(b) Any questions concerning the Plan should be directed to the Corporate Secretary of the Company, at the Company's principal executive office located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8, telephone number (604) 299-9321.

(c) The Plan shall be governed by, and construed in accordance with, the laws of the province of British Columbia.

                            Section 2 - Eligibility
                            -----------------------

(a) Under the Plan, employees of the Company or any of its direct or indirect subsidiaries ("Subsidiaries") who are residents of Canada ("Eligible Employees") are eligible to be granted options ("Options") to purchase Common shares without par value of the Company ("Shares").

(b) The Compensation Committee of the Company (the "Committee") or such officer as the Committee may designate shall determine from time to time those Eligible Employees to be granted Options under the Plan, and the number of Shares subject to each such Option. Each grant of an Option pursuant to the Plan shall be evidenced by a stock option agreement ("Option Agreement") executed by the employee to whom the Option is granted (the "Optionee") and the Company. Each Option Agreement shall incorporate such terms and conditions as the Committee, in its discretion, deems consistent with the terms of the Plan.

(c) Each Option Agreement shall specify the dates upon which all or any instalment of the Option will be exercisable. An Option may be exercised when instalments vest at any time and from time to time thereafter with respect to all or a portion of the Shares covered by such vested
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installments. In addition, if an Offer (as hereinafter defined) is made, the
Board of Directors, or Committee, may while the Offer remains outstanding:

          (i) determine that each Option granted by the Company to purchase Shares shall, notwithstanding any vesting period or deferral of the right to exercise otherwise applicable, be immediately exercisable effective on and after a date declared by the Board of Directors, or Committee, to be an advanced exercise date ("Advanced Exercise Date"); and

          (ii) rescind any declaration of an Advanced Exercise Date but no such rescission shall affect the validity of the exercise of such Option if validly exercised on or after a particular Advanced Exercise Date and before the date of rescission of the declaration of the particular Advanced Exercise Date.

For the purposes hereof, "Offer" means an offer to acquire the Shares made to the holders of the Company's Shares where the Shares which are the subject of the offer to purchase, together with the offeror's then presently owned Shares, will in the aggregate exceed twenty percent (20%) of the outstanding Shares of the Company and where two or more persons or companies make offers jointly or in concert or intending to exercise jointly or in concert any voting rights attaching to the Shares to be acquired, then the Shares owned by each of them shall be included in the calculation of the percentage of the Shares of the Company owned by each of them. Paragraphs (i) and (ii) shall apply to each Option granted or to be granted by the Company, which is outstanding at the time of any such declaration regardless of the date of grant thereof, provided that all other terms and conditions of the Option shall continue to apply and nothing herein shall operate to extend, enlarge or revise any Option which has expired, has been exercised, has been cancelled or otherwise has ceased to exist.

                  Section 3 - Number of Shares Subject to Plan
                  --------------------------------------------

(a) The number of Shares issuable pursuant to the exercise of Options after the effective date of restatement and amendment of the Plan is limited as follows:

          (i) subject to adjustment pursuant to Section 9, the aggregate number of Shares issuable pursuant to Options under the Plan shall not exceed 2,700,000 Shares (including 1,051,025 Shares under Options previously granted but not exercised as of April 7, 1994); and

          (ii) the number of Shares reserved for issuance to any one person pursuant to options (whether granted under this Plan or otherwise) shall not exceed 5% of the total issued and outstanding Shares on a non-diluted basis.

(b) The maximum number of Shares for which Options are granted after the effective date of restatement and amendment of the Plan in any one calendar year under the Plan to any one Eligible Employee shall not exceed 600,000 Shares, subject to adjustment pursuant to Section 9.

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(c)       If an Option granted under the Plan expires for any reason without being exercised in full, the number of Shares that would have been issuable upon the exercise of such Option shall continue to be available under the Plan.

(d) Subject to the maximum limits described in subsections (a) and (b) above, the Board of Directors of the Company (the "Board") shall reserve the number of Shares required to honour Options granted from time to time to Optionees pursuant to the Plan, and shall reserve from time to time additional Shares, if any, to ensure that a sufficient number of Shares are available for purchase under Options granted in the future.

                     Section 4 - Administration of the Plan
                     --------------------------------------

(a) The Plan shall be administered by the Committee which shall be comprised of two or more members of the Board who are "outside directors" within the meaning of Section 162(m) of the United States Internal Revenue Code of 1986, as amended; provided, however, that, with respect to Options that may be granted to Eligible Employees who are not subject to Section 16 of the United States Securities Exchange Act of 1934, as amended, the Committee may delegate its responsibilities to a subcommittee consisting of one or more executive officers of the Company. The address of the Committee is care of the Company's principal executive office at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8.

(b) The Committee shall have all powers and discretion necessary or appropriate to administer the Plan, consistent with and subject to the parameters set forth in the Plan, including but not limited to the power (1) to determine from time to time the Eligible Employees to be granted Options under the Plan, (2) to determine the number of Shares subject to each Option granted under the Plan, (3) to set or amend the terms of each Option Agreement, (4) to interpret the Plan, (5) to adopt such rules or guidelines as it deems appropriate to administer the Plan, and (6) to make all other decisions, and take or cause to be taken all other actions, relating to the operation of the Plan. The Committee's determinations under the Plan shall be final and binding on all persons. No member of the Committee shall be liable to any person for any action or decision made in good faith in connection with the performance of the Committee's duties or the exercise of its powers under the Plan.

                  Section 5 - Option Price and Exercisability
                  -------------------------------------------

(a) The exercise price of an Option shall not be less than the closing price of the Shares as quoted on The Toronto Stock Exchange on the trading day immediately prior to the date of the grant.

(b) Except as otherwise provided in an Option Agreement, no Options shall be exercised by an Optionee for at least 6 months after the date of the grant. An Optionee may exercise an Option by delivering to the Company a duly completed form of notice of such exercise together with full payment for the Shares being purchased under the Option. The form of notice must identify the Option being exercised, state the exercise price, be signed by the Optionee and be dated the date of exercise. The Company shall promptly notify the Optionee as to any taxes

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required to be collected from the Optionee. Unless otherwise provided in the
Option Agreement or consented to by the Company, payment for the Shares must be made in the currency in which the Option is denominated.

(c) The sale of the Shares to the Optionee shall be deemed to have occurred, and the Optionee shall be deemed to be the holder of such Shares, on the date that both the form of notice and the payment in a manner acceptable to the Company of the exercise price and any applicable taxes have been received by the Company. A certificate representing the Shares acquired by the Optionee shall be issued and delivered to the Optionee by the Company as soon as is reasonably possible after the sale.

                       Section 6 - Termination of Options
                       ----------------------------------

(a) Any Option granted pursuant to the Plan shall terminate upon the earlier of: (i) ten years after the date of grant; and (ii) such event(s) of termination as are provided in the Option Agreement or as are determined from time to time by the Committee.

(b) A change in the duties or position of the Optionee, or the transfer of the Optionee from one position with the Company to another, or the transfer of an Optionee from one employer to another employer shall not trigger the termination of such Optionee's Option so long as such Optionee remains a bona fide employee of the Company or any Subsidiary.

                   Section 7 - Non-transferability of Options
                   ------------------------------------------

(a) Except as hereafter provided, an Option granted under the Plan may not be transferred, pledged or assigned otherwise than by will or the laws of descent and distribution and may be exercised only by the Optionee during the Optionee's lifetime.

(b) Options that are exercisable at the date of an Optionee's death may be exercised by the Optionee's heirs entitled thereto or by the administrator or the executor or trustee of his or her last will and testament. Any such exercise may not take place after the earlier of: (i) the expiration of the Option in accordance with Section 6(a)(i) above; and (ii) two years after the date of the Optionee's death without the prior written consent of the Company.

(c) To the extent permitted by applicable Laws, an Optionee shall be permitted to transfer Options to a personal holding company of which the Optionee holds all direct and indirect interests. For purposes of this paragraph, "Laws" means (i) the securities laws of the United States, Canada, the states and territories of the United States, the provinces and territories of Canada, the securities laws of the jurisdiction of residence of any Optionee, and applicable laws, rules and regulations promulgated thereunder, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and (iii) the rules and regulations of the New York Stock Exchange (or, if the Shares are not traded on the New York Stock Exchange, any United States national securities exchange or quotation system on which the Shares are traded) and any securities exchange outside of the United States on which the Shares are traded.

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                      Section 8 - Termination or Amendment
                      ------------------------------------

          Subject to regulatory approval and, where required, approval of the shareholders of the Company, the Committee may, at any time and for any reason, amend or terminate the Plan, subject to ratification by the Board. The Plan shall remain in effect until it is terminated by the Committee, subject to ratification by the Board. No Options may be granted under the Plan after its termination, but no termination or amendment of the Plan shall affect any previously granted Option.

                    Section 9 - Protection Against Dilution
                    ---------------------------------------

          The Committee shall adjust the number of Shares covered by the Plan and any Option in a manner which it considers equitable to reflect any change in the capitalization of the Company including, but not limited to, such changes as stock dividends, consolidations and subdivisions of shares or changes resulting from an amalgamation of the Company with one or more corporations. No fractional shares or rights to acquire a fractional share will be created as a result of an adjustment made pursuant to this section. The Committee shall also adjust the exercise price under any Option in a manner it considers equitable if the number of Shares covered by the Option is adjusted pursuant to this section.

                    Section 10 - Rights as Shareholders
                    -----------------------------------

          An Optionee shall have no rights as a shareholder (including the right to vote and to receive dividends) of the Company with respect to Shares covered by Options until such participant becomes the holder of record of such Shares.

                       Section 11 - Securities Regulation
                       ----------------------------------

          Where necessary to effect an exemption from the registration or distribution requirements applicable to the Options or the Shares under applicable securities laws or policies, the Committee may take such action or require such action or agreement by any Optionee as may from time to time be necessary to comply with such applicable securities laws and policies. The directors may decline to grant some or all of the Options or to issue some or all of the Shares pursuant to the Plan unless the grant of such Options or the issuance of such Shares is exempt from such requirements, upon the advice of counsel to the Company.

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                        Section 12 - General Limitations
                        --------------------------------

          Neither the Plan nor any Option granted hereunder is to be interpreted as giving any person a right to remain an employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries reserve the right to terminate anyone's service at any time, with or without cause, and neither the Plan nor any Option granted hereunder affects that right.

          THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

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